FOR IMMEDIATE RELEASE – November 12, 2015	Exhibit 99.1
Contact:
Randall C. Hall, SVP/CFO
919.313.3600
randall.hall@mfbonline.com

M&F Bancorp, Inc. Announces Third Quarter 2015 Results

DURHAM, N.C.--

M&F Bancorp, Inc. (“Company”) (OTCBB: MFBP), the parent company of M&F Bank (“Bank”), announced unaudited financial results for the third quarter of 2015 today.

James H. Sills, III, President and CEO of the Company, commented, “Overall, we improved our earnings compared to the 3rd quarter of 2014. During this quarter, we implemented a number of changes to improve the overall performance of the company. We have implemented changes to our policies, procedures, technology and personnel with the goal to increase overall loan and deposit growth in the coming quarters. We are focused on creating an efficient sales and lending organization to tap into the markets and communities we serve. These steps are necessary to help up grow our earnings, diversify our portfolio mix, and expand our capacity for the growth of earning assets. In addition, during the third quarter we continued our efforts to improve the quality of the loan portfolio. These efforts resulted in non-performing loans decreasing to $7.7 million or 4.38% of total loans. Our team will continue to push these ratios lower by the end of the year”.

Randall C. Hall, SVP/CFO of the Company, stated “The Company recorded quarterly net income for the third quarter of 2015 of $276,000 compared to $228,000 for the third quarter of 2014, an increase of $48,000. Net income available to common shareholders for the third quarter of 2015 was $217,000 compared to $169,000 for the third quarter of 2014, an increase of $48,000. Diluted income per common share increased $0.03 to $0.11 for the third quarter of 2015 compared to $0.08 in the third quarter of 2014.”

The Company recorded net income for the nine months ended September 30, 2015 of $425,000 compared to $1,013,000 for the same period of 2014, a decrease of $588,000. Net income available to common shareholders for the nine months ended September 30, 2015 was $248,000 compared to $836,000 for the same period of 2014, a decrease of $588,000. Diluted income per common share decreased $0.29 to $0.12 for the nine months ended September 30, 2015 compared to $0.41 in the same period of 2014.

The Company produced net interest income of $2.6 million during the three months ended September 30, 2015, which was down slightly from the $2.7 million generated for the same period of 2014. Interest income decreased $76,000 or 2.69% to $2.7 million for the three months ended September 30, 2015 as compared to the same period of the prior year. Interest expense increased $4 thousand or 2.56% to $160,000 for the three months ended September 30, 2015 compared to $156 thousand for the comparable period in 2014.

The Company produced net interest income of $7.5 million during the nine months ended September 30, 2015, which was $455,000 lower than the $7.9 million generated for the same time in 2014. The decrease was primarily caused by lower interest income, which decreased $455,000 or approximately 5.4% to $8.0 million for the nine months ended September 30, 2015 as compared to the same period of the prior year. Interest expense increased slightly to $497,000 for the nine months ended September 30, 2015 compared to $495,000 for the same period in 2014.

The provision for loan losses totaled $50 thousand during the nine months ended September 30, 2014 compared to none during the comparable 2015 period.

Noninterest income decreased $334,000 or 44.95% to $409,000 during the quarter ended September 30, 2015 as compared to the same period in 2014. The decrease was associated with the recognition of a $355,000 Bank Enterprise Award during the third quarter of 2014 with no financial awards during the comparable period of 2015.

Noninterest income decreased $905,000 or 42.91% to $1.2 million during the nine months ended September 30, 2015 as compared to the same period of 2014. The decrease was primarily associated with the realization of $515,000 gains on the disposition of repossessed assets, the recognition of a $355,000 Bank Enterprise Award and a $55,000 death benefit gain during the first nine months of 2014 compared to none during the comparable 2015 period.

Noninterest expense decreased $300,000 or 10.13% to $2.7 million for the quarter ended September 30, 2015 compared to $3.0 million for the same period of 2014, primarily driven by reductions in net increases in net OREO expenses, salaries and benefits, professional fees and other miscellaneous expenses.

Noninterest expense decreased $242,000 or 2.88% to $8.1 million during the nine months ended September 30, 2015 compared to $8.4 million for the same period of 2014 primarily driven by decreases in professional fees, salaries and benefits, and other miscellaneous expenses.

Total assets as of September 30, 2015 were $301.5 million, up 1.04% or $3.1 million from $298.4 million as of December 31, 2014. During the nine months ended September 30, 2015, loans increased to $175.8 million, up 0.38% or $668 thousand, from $175.1 million as of December 31, 2014. Cash and cash equivalents increased by $473 thousand to $36.0 million as of September 30, 2015. Available-for-sale investment securities increased $2.8 million or 3.96% to $72.5 million at September 30, 2015 from $69.7 million at December 31, 2014.

The allowance for loan losses was $3.4 million as of September 30, 2015 and December 31, 2014, which represented 1.96% of total loans outstanding. OREO totaled $2.1 million and $3.1 million at September 30, 2015 and December 31, 2014, respectively. The decrease was driven by significant efforts from the Bank to dispose of nonperforming assets.

Total liabilities as of September 30, 2015 were $264.7 million, up 1.09% or $2.8 million from $261.8 million as of December 31, 2014. Total deposits increased 1.03% or $2.6 million to $258.5 million at September 30, 2015 from $255.9 million at December 31, 2015. Other borrowings increased 21.56% or $169 thousand to $953 thousand at September 30, 2015 compared to $784 thousand at December 31, 2014. The increase represents additional capital leases for equipment. Other liabilities, which increased $39 thousand from December 31, 2014 to $5.2 million at September 30, 2015, also contributed to the overall increase in total liabilities.

Total stockholders' equity as of September 30, 2015 was $36.8 million as compared to total stockholders' equity as of December 31, 2014 of $36.6 million. Accumulated other comprehensive loss remained flat at $1.7 million at September 30, 2015 and December 31, 2014. Net income of $245,000, partially offset by preferred dividends and accretion of $177,000, also contributed to the overall increase in stockholders' equity.

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of M&F Bancorp, Inc. (the “Company”) and M&F Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and M&F Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like "expect," "anticipate," "estimate" and "believe," variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor M&F Bank undertakes an obligation to update any forward-looking statements. Additional information is detailed in the Company's filings with the Securities and Exchange Commission, and is available at www.sec.gov.

Source: M&F Bancorp, Inc.